Exhibit 5.1

Collier Center
[Letterhead of Steptoe & Johnson LLP]	201 East Washington Street
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December 13, 2004

Rockford Corporation
600 South Rockford Drive
Tempe, Arizona 85281

Re:	$12,500,000 Aggregate Principal Amount of 4.5% Convertible Senior Subordinated Secured Notes due 2009 and Warrants to Purchase Common Stock

Ladies and Gentlemen:

     We acted as counsel to Rockford Corporation, an Arizona corporation (the “Company”), in connection with (i) the June 10, 2004 issuance and sale by the Company of $12,500,000 aggregate principal amount of 4.5% Convertible Senior Subordinated Secured Notes Due 2009 (the “Notes”) and warrants (the “Warrants”) to purchase 1,246,573 shares of common stock of the Company in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) and (ii) the filing of the Company’s Registration Statement on Form S-3 and related amendments to which this opinion is an Exhibit (the “Registration Statement”) with respect to the resale of the Notes and Warrants by the initial holders of the Notes and Warrants (the “Selling Holders”) and the resale of the common stock issuable upon conversion of the Notes and exercise of the Warrants by the Selling Holders.

     We are familiar with the corporate action taken by the Company in connection with the authorization, issuance and sale of the Notes and Warrants and have made such other legal or factual inquiries as we deemed necessary or appropriate for purposes of rendering this opinion.

     We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents.

     On the basis of and in reliance upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:

1.	The Notes are validly issued, fully paid and non-assessable and are valid and binding obligations of the Company entitled to the benefits of the Indenture, dated as of June 10, 2004, by and between the Company and BNY Western Trust Company, as trustee, as now or hereafter supplemented, under which the Notes were issued (the “Indenture”).

2.	The Warrants are validly issued, fully paid and non-assessable.

3.	The shares of common stock of the Company issuable upon conversion of the Notes (“Conversion Shares”), when issued in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

4.	The shares of common stock of the Company issuable upon exercise of the Warrants (“Warrant Shares”), when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Rockford Corporation
December 13, 2004

     The opinions set forth above are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or prior to the time of the delivery of any of the Conversion Shares or Warrant Shares:

(a)	at the time any of the Notes, Warrants, Conversion Shares or Warrant Shares are offered or sold, (i) the Registration Statement will be effective or such Notes, Warrants, Conversion Shares or Warrant Shares will be sold in a transaction exempt from the requirements of the Act and (ii) all applicable “Blue Sky” and state securities laws will have been complied with; and

(b)	the Indenture has been qualified under the Trust Indenture Act of 1939, as amended.

     Our opinion set forth in numbered paragraph 1 above is subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting the rights of creditors generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     We express no opinion as to (i) any provision of the Notes or the Indenture regarding the remedies available to any person (A) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Notes or the Indenture, or (B) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Notes or the Indenture; or (ii) the effect of California or federal laws relating to usury or permissible rates of interest upon any provision of the Notes or the Indenture.

The only jurisdiction where all of the members of this office are members of the bar is Arizona. We also maintain offices in California and New York, and some members of this office are members of the bar in California and New York; however in connection with the opinions expressed herein, we have only made an independent examination of the laws of the State of California and the State of New York as such laws are reported in standard compilations. During this review, nothing has come to our attention which is inconsistent with our opinions. Except to the extent noted above, the foregoing opinions are limited to the laws of Arizona and applicable federal law, and we do not purport to be experts on, or to express any opinion concerning, any law other than the law of Arizona and applicable federal law.

The opinions expressed in this letter are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.

You have informed us that the Selling Holders may sell the Notes, Warrants, Conversion Shares or Warrant Shares from time to time after the date of the Registration Statement, and this opinion is limited to the laws referred to above as in effect on the date hereof.

This opinion may not be quoted in whole or in part without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

STEPTOE & JOHNSON LLP